Exhibit 14

                                 Code of Ethics

Code of Ethics and Business Conduct

         We expect each HQ employee to exercise good judgment, to act ethically, and to comply with the letter and spirit of the law. We have memorialized our longstanding commitment to fair and ethical business practices in our Code of Ethics and Business Conduct. All HQ directors, officers and employees have committed to follow this Code, and annually confirm their continued compliance.

Code of Ethics and Business Conduct

1.       Purpose

         The purpose of this Code of Ethics and Business Conduct (the "Code") is to summarize the principles that are to guide each and every one of our business transactions. Simply stated, every employee must follow these standards. HQ views this as the personal responsibility of every employee within the Company.

2.       Scope

         The Code shall apply to all HQ employees worldwide. The term "employee" as used in this Policy includes all employees and officers of HQ, Inc. and of HQ subsidiaries.

         Additionally, this Code applies to members of the Board of Directors of HQ, Inc. and to directors of all HQ subsidiaries with respect to any activities undertaken in carrying out duties as a director or otherwise on behalf of HQ. Therefore, the term "employee" as used in this Policy also applies to directors with respect to such activities.

3.       Responsibility

         This Code is owned by the Corporate Legal department. The Code will be administered by HQ' s Human Resources, Internal Audit and Legal departments.

4.       Additional References Regarding Employee Conduct

         Employee Handbook
         Conflict of Interest Policy
         Secure Information Program
         Insider Trading Policy
         Whistleblower Protection Policy
         Open Door Policy

5.       Policy




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INTRODUCTION

         Integrity has long been a hallmark of HQ. It characterizes everything we do. In fact, it is our first core value. As Chairman and CEO Norbert Sporns has said, "In our day-to-day dealings with each other and the public integrity is of prime importance to our Company and must never be compromised. This is an important part of what HQ stands for."

         Accordingly, integrity is the keystone of the Code. Without the integrity of its employees, HQ's strong reputation in the aquatic products industry would not exist. Our reputation is the lifeline of our Company. It is the foundation upon which we build relationships with our customers, business partners, suppliers, investors, and each other.

         Through honesty and respect, employees at every level have endeavored to build HQ's reputation for honesty and fairness. As the Company continues to grow, it is essential to maintain and build upon our solid reputation. Doing so will open the door to achieving the Company's other two core values: execution excellence and leadership in the aquatic products industry, particularly in China and increasingly, beyond.

5.1      POLICY

         5.1.1    General

         HQ will conduct our business in accordance with all applicable federal, state and local laws and regulations, and the laws of foreign countries where we transact business. Legal compliance is only a part of our ethical responsibility, however, and should be viewed as the minimum acceptable standard of conduct.

         HQ strives to act with the utmost integrity, not just in our most important corporate decisions, but in the thousands of actions taken every day by our employees worldwide. Ethical conduct is a high ideal, but often just means exercising common sense and sound judgment. Acting ethically will help us become a better company, a better partner with our customers, and a better corporate citizen.

         5.1.2    Honest Dealing

         All employees are expected to be honest and forthright in their interactions with one another and in dealings with customers, suppliers, business partners and shareholders. HQ will not condone dishonesty or deceitful actions in any form. This includes, but is not limited to, making misrepresentations to customers, changing customer documents, making false or misleading entries on the Company's books or ledgers, inflating expense reports, or falsely recording hours worked on time cards. In particular, the importance of accuracy in record-keeping and reporting and the Company's expectations relating thereto are discussed more fully in Section 5.1.9 below.

         5.1.3    Respect in the Work Environment



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         HQ strives to maintain a workplace where all employees are treated with dignity, fairness and respect. Harassment or discrimination based upon race, color, religion, gender, age, national origin, disability, sexual orientation, veteran or marital status, or any other characteristic protected by law is unacceptable and will not be tolerated.

         Other activities that are prohibited because they are clearly not conducive to a respectful work environment are threats of physical harm, violent behavior, or possessing weapons while on Company premises. Furthermore, being under the influence of alcohol or illegal drugs while at work is strictly forbidden.

         Additional HQ' policies relating to appropriate workplace conduct are contained in the Employee Handbook.

         5.1.4    Gratuities

         Building strong relationships with customers is essential to HQ' business. Socializing with customers and suppliers is an integral part of building those relationships. Common sense and good judgment should always be exercised in providing or accepting business meals and entertainment or nominal gifts, however.

         While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient (whether a HQ employee or a customer) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual's involvement. It is the responsibility of each employee to ensure that providing or accepting a gratuity is appropriate under the circumstances. When in doubt, err on the side of prudence.

         5.1.5    Handling Company and Customer Assets

         Company property and customers' property with which HQ has been entrusted must be used and maintained properly with care taken to guard against waste and abuse. Appropriate use of Company and customer property, facilities, and equipment is every employee's responsibility. Of course, stealing or misappropriating Company or customer property will not be tolerated. Likewise, the removal or borrowing of Company or customer property without permission is prohibited.

         5.1.6    Conflicts of Interest

         Although employees are generally free to engage in personal financial and business transactions, this freedom is not without constraints. Every employee must avoid situations where loyalties may be divided between HQ' interests and the employee's own interests. Employees also should seek to avoid even the appearance of a conflict of interest. If an employee is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest the employee should disclose the matter and obtain appropriate approvals before engaging in such transaction or activity.


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         For  employees,  examples of potential  conflicts  of interest  include accepting concurrent employment with, or acting as a consultant or contractor to, any HQ competitor, customer or supplier; serving on the board of directors or technical advisory board of another entity; or holding a significant financial interest in any HQ competitor, customer or supplier.

         It is recognized that directors of HQ entities who are not employees may engage in outside activities with, or have duties to, other entities, as employees, directors, consultants or otherwise. Such activities and duties generally do not in and of themselves constitute a conflict of interest, and in fact are valuable to HQ because of the experience and perspective that outside directors offer to HQ as a result of these activities. Directors are expected to exercise sound judgment with respect to the relationship between their outside activities and their responsibilities to HQ, and at all times to act in a manner consistent with their duties of care and loyalty, as well as other applicable legal standards governing the responsibilities of directors. Directors should err on the side of caution in disclosing to the Board relationships that may constitute, or may appear to constitute, an actual or potential conflict of interest, and may be required to abstain from involvement as a Board member or as an employee, director, consultant, or other affiliation with another entity, in a particular matter. Outside directors also should fully disclose their relationship with HQ to other entities with whom they have a relationship.

         For further clarification as to what constitutes an actual or potential conflict of interest and whether engaging in an outside activity must be disclosed to the Company, please refer to HQ' Conflict of Interest Policy.

         5.1.7    Safeguarding Confidential Information

         As a condition of employment with HQ, each employee is required to sign a Proprietary Information and Inventions Agreement. This agreement creates an obligation on the part of each and every employee to protect HQ' proprietary information, which includes such things as business, financial, research and development, and personnel information.

         Confidential information also includes any proprietary information shared with HQ by our customers and business partners, or information that has been acquired by an employee during the course of working for a former employer. HQ employees have an equal obligation to protect against the unauthorized disclosure or misuse of such third party confidential information.

         5.1.8    Insider Trading

         HQ believes in an open culture in which information is widely shared. As a result, during the course of employment, HQ employees may have access to non-public information about HQ, which, if known to the public, might affect investors' decisions to buy, sell or hold securities issued by the Company.



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         Under the Company's insider trading policy, trading while in possession of such  material  non-public  information,  i.e.,  insider  trading is
         prohibited.   Insider   trading  is  also  prohibited  by  the  federal
         securities laws. Engaging in insider trading is grounds for discipline up to and including termination, and may subject both the individual and HQ to civil and criminal penalties.

         5.1.9    Public Reporting Requirements

         Accounting and other business records are relied upon in the preparation of reports HQ files with certain government agencies, such as the Securities and Exchange Commission (SEC). These reports must contain full, timely and understandable information and accurately reflect our financial condition and results of operations.

         Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports must strive to ensure that our financial disclosures are accurate and verifiable, thus to enable shareholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. The integrity of our public disclosures depends on the accuracy and completeness of our records. To that end:

                  |X|      All  business   transactions  must  be  supported  by
                           appropriate documentation and reflected accurately in our books and records;

                  |X| No entry be made that intentionally mischaracterizes the nature or proper accounting of a transaction;

                  |X| No HQ employee may take or authorize any action that would cause our financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

                  |X| All employees must cooperate fully with our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

                  |X| No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any report filed with the SEC or other government agency, or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.


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         Any employee who becomes  aware of any departure  from these  standards has a responsibility to report his or her knowledge promptly to a manager, the Company's Chief Financial Officer and/or to the Company's Internal Audit or Legal departments.

5.2      ADMINISTRATION OF POLICY

         5.2.1    Implementation

         A copy of this Code will be furnished to each HQ employee upon commencement of employment with the Company. All employees will be required to sign a statement acknowledging receipt of, and their affirmation to abide by, the Code.

         In addition, each non-employee member of the Board of Directors of a HQ entity will be required to sign a statement acknowledging receipt of and an affirmation to abide by the Code.

         The Human Resources department shall incorporate an overview of the Code into the agenda for New Employee Orientation. Moreover, the Code shall be republished annually by a member of HQ's Executive Staff.

         5.2.2    Compliance and Violations

         All HQ employees are expected to comply fully with this Code. Employees who violate this Code will be subject to disciplinary action, up to and including immediate termination of employment.

         5.2.3    Procedure for Reporting Unethical Conduct & Enforcement

         HQ observes an open-door policy. If an employee becomes aware of or suspects that unethical or illegal conduct has occurred or is about to occur, the employee should notify his or her manager, Human Resources Manager, the Senior Vice President of his or her Business Group, or HQ's Internal Audit or Legal Departments.

         Reports  of  unethical  or  illegal   conduct  shall  be  promptly  and
         thoroughly investigated by either or both the Internal Audit Department or the Legal Department, as appropriate under the circumstances.

         All information regarding suspected ethical violations or unlawful activity will be received on a confidential basis. While complete confidentiality cannot be guaranteed, confidentiality will be maintained to the extent possible in conducting internal investigations and, where action is warranted, in carrying out disciplinary measures.

         Employees who report unethical conduct in good faith are assured they may do so without fear of retribution. HQ will not tolerate adverse actions being taken against an employee for the good faith reporting of violations of law or Company policies, or for participating in internal investigations.


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         5.2.4    Waivers and Disclosures

         This Code shall be made available to the public on HQ's website at www.HQfish.com and through all applicable disclosures required by the Securities and Exchange Commission (SEC) or other applicable law.

         Waiver of any provision of this Code for directors or officers of HQ must be approved in writing by the Board of Directors of HQ, Inc. and promptly disclosed as required by applicable law, rules or regulations.

         Waiver of any provision of this Code with respect to any non-executive employee must be approved in writing by the CEO and by the General Counsel